Exhibit 2.13

CONTRIBUTION AND EXCHANGE AGREEMENT

by and between

DORCHESTER MINERALS, L.P.

and

LESLIE A. MORIYAMA

June 30, 2017

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CONTRIBUTION AND EXCHANGE AGREEMENT

THIS CONTRIBUTION AND EXCHANGE AGREEMENT (“Agreement”) is executed as of June 30, 2017 by and between Dorchester Minerals, L.P., a Delaware limited partnership (the “Partnership”), and the party set forth on the signature page hereto (the “Contributor”).

W I T N E S S E T H:

WHEREAS, the Partnership entered into that certain Contribution, Exchange and Purchase Agreement, dated as of June 28, 2017, by and between DSD Royalty, LLC, a Texas limited liability company (“DSD”), and the Partnership (the “DSD Agreement”), pursuant to which the Partnership would acquire certain of DSD’s interests in oil and gas properties, rights and related assets in exchange for common units representing limited partnership interests of the Partnership (“Common Units”) valued at $12.5 million and $12.5 million in cash, in each case, subject to adjustment as set forth on the Settlement Statement (as defined in the DSD Agreement) and the other terms and conditions set forth in the DSD Agreement;

WHEREAS, the Partnership and the Contributor entered into that certain Participation Agreement, dated as of June 28, 2017, by and among the Partnership and, among others, the Contributor (collectively, the “Participants”), pursuant to which the Partnership has (a) assigned to each Participant a certain portion of the Partnership’s rights under the DSD Agreement and (b) delegated to each Participant the portion of the Partnership’s obligation to pay the Cash Purchase Price (as defined in the DSD Agreement) (the “Participation Agreement”);

WHEREAS, the transactions contemplated by the DSD Agreement and the Participation Agreement were consummated on the date hereof and accordingly, the Contributor is deemed to own an undivided 0.4% (the “Participation Percentage”) interest in the Properties (as defined in the DSD Agreement) (the “Contributor Properties”);

WHEREAS, the Contributor desires to contribute the Contributor Properties to the capital of the Company in exchange for Common Units, as provided herein; and

WHEREAS, it is the desire of the parties hereto to set forth the specific terms and conditions of the foregoing;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1

CONTRIBUTION

Section 1.1 Contribution of the Contributor Properties. The Contributor hereby assigns, transfers, delivers and conveys (collectively, “transfer”), or causes to be transferred, to the Partnership, and the Partnership hereby acquires from the Contributor all of the Contributor Properties.

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Section 1.2 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place concurrently with the execution of this Agreement at the offices of Thompson & Knight LLP, One Arts Plaza, 1722 Routh Street, Suite 1500, Dallas, Texas 75201, at 9:01 a.m., local time (the “Effective Time”), on June 30, 2017, or at such other time or place or on such other date as the parties hereto shall agree (the “Closing Date”).

Section 1.3 Consideration for the Contributor Properties.

(a) The aggregate consideration for the contribution of the Contributor Properties is an amount of Common Units equal to (i) the Participation Percentage, multiplied by (ii) the quotient obtained by dividing (A) the amount equal to the Total Consideration Value (as defined in the DSD Agreement) by (B) the average closing price of a Common Unit on the NASDAQ Global Select Market during the period beginning on the date that is fifteen (15) trading days immediately prior to the date of this Agreement and ending on the date that is two (2) trading days immediately prior to the date of this Agreement (the “Contributor Units”), subject to adjustment according to the terms and conditions of the DSD Agreement. The Partnership has designated American Stock Transfer and Trust Company (the “Exchange Agent”) for the purpose of issuing and delivering to the Contributor the Contributor Units. Prior to or at Closing, (x) the Partnership shall deliver, or cause to be delivered, a certificate of the Exchange Agent certifying that the Contributor Units have been issued, and (y) the Contributor will deliver a duly executed certificate of the Contributor stating that the Contributor is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(b) [Intentionally Omitted.]

(c) Promptly after the Closing, the Partnership will send, or will cause the Exchange Agent to send, to the Contributor a direct registration book-entry statement setting forth that number of whole Common Units that the Contributor has a right to receive pursuant to this Section 1.3.

Section 1.4 Instruments of Conveyance. In order to effectuate the transfer of the Contributor Properties contemplated by Section 1.1 and for the administrative convenience of the parties, the Conveyances (as defined in the DSD Agreement) shall be deemed to have conveyed the Contributor Properties from DSD to the Contributor and, immediately thereafter, to have conveyed the Contributor Properties from the Contributor to the Partnership.

Section 1.5 [Intentionally Omitted.].

Section 1.6 Special Warranty of Title.

(a) [Intentionally Omitted.]

(b) Effective as of the Reference Date, the Contributor warrants that the Contributor Properties shall be conveyed to the Partnership without Encumbrance against every Person whomsoever lawfully claiming by, through and under the Contributor, but not otherwise, subject, however, to the Permitted Encumbrances (as defined in the DSD Agreement).

(c) [Intentionally Omitted.]

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Section 1.7 Tax Treatment. The Contributor and the Partnership agree that the transactions contemplated by this Agreement shall be treated for all federal and applicable state income Tax purposes as a contribution to capital under Section 721(a) of the Code (the “Tax Treatment”). The Contributor and the Partnership agree to file all Tax Returns in a manner consistent with the Tax Treatment, and neither the Contributor nor the Partnership shall take, or shall permit any Affiliate to take, any position inconsistent with such Tax Treatment on any Tax Return or otherwise, unless required to do so by Applicable Law or a “determination” within the meaning of Code Section 1313(a)(1).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership represents and warrants to the Contributor that as of the date of this Agreement:

Section 2.1 Organization and Existence. The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The Partnership has full power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted. The Partnership is duly qualified and in good standing to do business as a foreign limited partnership in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on the Partnership.

Section 2.2 Governing Documents. The Partnership Agreement has been duly authorized, executed and delivered by the Partnership and is, and will be, a valid and legally binding agreement of, enforceable against the Partnership in accordance with its terms; provided that the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 2.3 Capitalization of the Partnership.

(a) All of the outstanding Common Units have been duly authorized and validly issued in accordance with the Partnership Agreement, are fully paid and nonassessable. Dorchester Minerals Management LP, a Delaware limited partnership (the “Partnership GP”), is the sole general partner of the Partnership. On the date hereof, the issued and outstanding limited partner interests of the Partnership consist of 30,675,431 Common Units.

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(b) The Contributor Units (and the limited partner interests represented thereby), will be duly authorized in accordance with the Partnership Agreement, and, when issued and delivered to the Contributor in accordance with the terms hereof, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable and will be issued free and clear of any lien, claim or Encumbrance.

(c) Except for the Contributor Units or as described in the DSD Agreement, any other Contribution and Exchange Agreement between the Partnership and any other Participant and in the Partnership Agreement, there are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any interests in the Partnership pursuant to the Partnership Agreement or any other agreement or instrument to which the Partnership is a party or by which it may be bound. Neither the offering nor the sale of the Contributor Units, as contemplated by this Agreement, gives rise to any rights for or relating to the registration of any Common Units or other securities of the Partnership. Except for the Contributor Units or as described in the Partnership Agreement, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, Common Units or other securities of the Partnership are outstanding.

(d) The Contributor Units when issued and delivered against payment therefor as provided herein, will conform in all material respects to the description thereof contained in the Partnership Agreement. The Partnership has all requisite power and authority to issue, sell and deliver the Contributor Units in accordance with and upon the terms and conditions set forth in this Agreement and the Partnership Agreement. All partnership action for the authorization, issuance, sale and delivery of the Contributor Units has been validly taken, and no other authorization by any of such parties is required therefore.

Section 2.4 Authority Relative to this Agreement. The Partnership has full partnership power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Partnership of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the Partnership GP, and no other partnership proceedings on the part of the Partnership are necessary to authorize the execution, delivery and performance by the Partnership of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Partnership and constitutes, and each other agreement, instrument or document executed or to be executed by the Partnership in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by the Partnership and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Partnership enforceable against the Partnership in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

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Section 2.5 Noncontravention. The execution, delivery and performance by the Partnership of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not (a) conflict with or result in a violation of any provision of the Partnership Agreement or the certificate of limited partnership of the Partnership, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which the Partnership is a party or by which the Partnership or any of its properties may be bound, (c) result in the creation or imposition of any Encumbrance upon the properties of the Partnership or (d) assuming compliance with the matters referred to in Section 2.6, violate any Applicable Law binding upon the Partnership, except, in the case of clauses (b), (c) and (d) of this Section 2.5, for any such conflicts, violations, defaults, terminations, cancellations, accelerations or Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on the Partnership.

Section 2.6 Governmental Approvals. No consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be obtained or made by the Partnership in connection with the execution, delivery or performance by the Partnership of this Agreement or the consummation by it of the transactions contemplated hereby, other than (a) compliance with any applicable state securities or takeover laws, (b) filings with Governmental Entities to occur in the ordinary course following the consummation of the transactions contemplated hereby, and (c) such consents, approvals, orders or authorizations which, if not obtained, and such declarations, filings or registrations which, if not made, would not, individually or in the aggregate, have a Material Adverse Effect on the Partnership.

Section 2.7 Financial Statements. Filed with the SEC Filings are copies of (a) the Partnership’s unaudited consolidated balance sheet as of March 31, 2017 (the “Partnership Latest Balance Sheet”), and the related unaudited consolidated statements of income, partners’ equity and cash flows for the three-month period then ended (the “Partnership Unaudited Financial Statements”), and (b) the Partnership’s audited consolidated balance sheet as of December 31, 2016, and the related audited consolidated statements of income, unitholders’ equity and cash flows for the year then ended, and the notes and schedules thereto, together with the report thereon of Grant Thornton LLP, independent certified public accountants (the “Partnership Audited Financial Statements”) (collectively, the “Partnership Financial Statements”). The Partnership Financial Statements (y) have been prepared from the books and records of the Partnership in conformity with generally accepted accounting principles applied on a basis consistent with preceding years throughout the periods involved, and (z) accurately and fairly present the Partnership’s consolidated financial position as of the respective dates thereof and its consolidated results of operations and cash flows for the periods then ended, except that the Partnership Unaudited Financial Statements are subject to audit adjustments, which in the Partnership’s reasonable judgment should not be material in the aggregate.

Section 2.8 Absence of Undisclosed Liabilities. To the Knowledge of the Partnership, the Partnership has no liability or obligation with respect to the property held by the Partnership (whether accrued, absolute, contingent, unliquidated or otherwise), except (a) liabilities reflected on the Partnership Latest Balance Sheet, (b) liabilities described in the notes accompanying the

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Partnership Audited Financial Statements, (c) liabilities which have arisen since the date of the Partnership Latest Balance Sheet in the ordinary course of business (none of which is a material liability for breach of contract, tort or infringement or causes a Material Adverse Effect), (d) liabilities arising under executory provisions of contracts entered into in the ordinary course of business (none of which is a material liability for breach of contract or causes a Material Adverse Effect), and (e) other liabilities which, in the aggregate, are not material to the Partnership.

Section 2.9 Absence of Certain Changes. Since the date of the Partnership Unaudited Financial Statements, (a) there has not been any Material Adverse Effect on the Partnership or, to the Knowledge of the Partnership, any event or condition that might reasonably be expected to result in any Material Adverse Effect on the Partnership, (b) the business of the Partnership has been conducted only in its ordinary course of business, (c) the Partnership has not incurred any material liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business, and (d) the Partnership has not suffered any material loss, damage, destruction or other casualty to any of its assets (whether or not covered by insurance).

Section 2.10 Compliance With Laws. To the Knowledge of the Partnership, the Partnership has complied in all material respects with all Applicable Laws. The Partnership has not received any written notice from any Governmental Entity, which has not been dismissed or otherwise disposed of, that the Partnership has not so complied. The Partnership has not been charged or, to the Knowledge of the Partnership, threatened with, or under investigation with respect to, any material violation of any Applicable Law relating to any aspect of the business of the Partnership.

Section 2.11 Brokerage Fees. The Partnership has not retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby.

Section 2.12 Listing. The outstanding Common Units are listed for trading on the NASDAQ Global Select Market.

Section 2.13 SEC Filings. Since January 1, 2016, the Partnership has filed with the Securities and Exchange Commission (the “SEC”) all forms, reports, schedules, statements, and other documents required to be filed by it under the Securities Act, the Exchange Act, and all other federal securities laws. All forms, reports, schedules, statements, and other documents (including all amendments thereto) filed by the Partnership with the SEC since such date are herein collectively referred to as the “SEC Filings.” The Partnership has delivered or made available to the Contributor accurate and complete copies of all the SEC Filings in the form filed by the Partnership with the Securities and Exchange Commission. The SEC Filings, at the time filed, complied in all material respects with all applicable requirements of federal securities laws. None of the SEC Filings, including, without limitation, any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All material contracts of the Partnership have been included in the SEC Filings, except for those

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contracts not required to be filed pursuant to the rules and regulations of the SEC. The Partnership shall deliver or make available to the Contributor as soon as they become available accurate and complete copies of all forms, reports, and other documents furnished by it to its limited partners generally or filed by it with the SEC subsequent to the date hereof and prior to the Closing Date.

Section 2.14 Registration of Contributor Units. The issuance of the Contributor Units to the Contributor shall be duly registered under the Partnership’s Registration Statement on Form S-4 (Registration No. 333 202918) (the “Registration Statement”), and such Registration Statement has been declared effective by the SEC and no stop order, termination or withdrawal shall have been issued or otherwise effected with respect thereto. Upon issuance of the Contributor Units to the Contributor, the Contributor may offer and sell the Contributor Units without restriction under the registration provisions of the Securities Act (provided that the Contributor is not deemed to be an “Affiliate” of the Partnership or otherwise deemed to be an “underwriter”, as such terms are defined under the Securities Act and the case law thereunder). Any certificate or certificates evidencing the Contributor Units shall not contain any legend restricting the sale or transfer of the Contributor Units.

Section 2.15 Litigation. There are no Proceedings pending, or to the Knowledge of the Partnership, threatened in writing before any Government Entity against the Partnership or any Affiliate of the Partnership which are reasonably likely to materially impair the Partnership’s ability to perform its obligations under this Agreement.

Section 2.16 Independent Evaluations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE CONTRIBUTOR IN THIS AGREEMENT OR ANY CERTIFICATE FURNISHED OR TO BE FURNISHED TO THE PARTNERSHIP PURSUANT TO THIS AGREEMENT, THE PARTNERSHIP REPRESENTS AND ACKNOWLEDGES THAT (A) THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AS TO THE ASSETS OR PROSPECTS THEREOF, AND (B) THE PARTNERSHIP HAS NOT RELIED UPON ANY ORAL OR WRITTEN INFORMATION PROVIDED BY THE CONTRIBUTOR.

Section 2.17 Bankruptcy. There are no bankruptcy, reorganization or receivership Proceedings pending against, or, to the Knowledge of the Partnership, being contemplated by, or threatened against the Partnership. The Partnership is, and will be immediately after giving effect to the transactions contemplated by this Agreement, solvent.

Section 2.18 Qualification. The Partnership is qualified to own the Properties in the jurisdictions where the Properties are located.

Section 2.19 [Intentionally Omitted].

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES

OF THE CONTRIBUTOR

The Contributor represents and warrants to the Partnership as follows as of the Effective Time:

Section 3.1 Organization and Existence. The Contributor has full power and authority to own, lease or otherwise hold and operate her properties and assets and to carry on her businesses as presently conducted.

Section 3.2 Authority Relative to this Agreement. The Contributor has full power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Contributor of this Agreement and the other Transaction Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action, and no other proceedings are necessary to authorize the execution, delivery and performance by the Contributor of this Agreement and the other Transaction Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby. This Agreement and each of the other Transaction Documents to which the Contributor is a party has been duly executed and delivered by the Contributor and constitutes, or when executed will be, duly executed and delivered by the Contributor and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Contributor enforceable against the Contributor in accordance with its respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 3.3 Noncontravention. The execution, delivery and performance by the Contributor of this Agreement and the other Transaction Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or result in a violation of any provision of the governing instruments of the Contributor, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which the Contributor is a party or by which the Contributor or, to the Contributor’s Knowledge, any of the Contributor Properties may be bound, (c) to the Contributor’s Knowledge, result in the creation or imposition of any Encumbrance upon the Contributor Properties or (d) assuming compliance with the matters referred to in Section 3.4, violate any Applicable Law binding upon the Contributor.

Section 3.4 Governmental Approvals. No consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be obtained or made by the Contributor in connection with the execution, delivery or performance by the Contributor of this Agreement or the other Transaction Documents to which it is a party or the consummation by it of the transactions contemplated hereby or thereby, other than filings with Governmental Entities to occur in the ordinary course following the consummation of the transactions contemplated hereby.

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Section 3.5 Absence of Undisclosed Liabilities. To the Knowledge of the Contributor, the Contributor has no liability or obligation with respect to the Contributor Properties, except (a) liabilities reflected in the real property records of the applicable county of the Property, (b) liabilities described in this Agreement, the Participation Agreement or the DSD Agreement, and (c) other liabilities which, in the aggregate, are not material to the Contributor Properties.

Section 3.6 Absence of Certain Changes. Except as disclosed on Schedule 3.6 to the DSD Agreement, since the Reference Date, (a) there has not been any Material Adverse Effect on the Contributor, or, to the Knowledge of the Contributor, the Contributor Properties or on any Oil and Gas Lease, or any event or condition that might reasonably be expected to result in any Material Adverse Effect on the Contributor, or, to the Knowledge of the Contributor, on the Contributor Properties or any Oil and Gas Lease, (b) [INTENTIONALLY OMITTED.], (c) the Contributor has not engaged in any material transaction or entered into any material agreement outside the ordinary course of business with respect to the Contributor Properties, or, to the Knowledge of the Contributor, incurred any material liability with respect to the Contributor Properties, (d) to the Knowledge of the Contributor, the Contributor has not suffered any material loss, damage, destruction or other casualty to any of the Contributor Properties (whether or not covered by insurance), and (e) to the Knowledge of the Contributor, the Oil and Gas Leases have not suffered any material loss, damage, destruction or other casualty.

Section 3.7 Tax Matters. To the Knowledge of the Contributor, all Tax Returns required to be filed with respect to the Contributor Properties, including those relating to Property Taxes, severance Taxes and any other Taxes imposed on or with respect to the Contributor Properties and any production therefrom, but excluding income Taxes of the Contributor, have been timely filed with the applicable Taxing authority, all such Tax Returns are true, correct and complete, and all Taxes required to be shown thereon have been timely paid in full. To the Knowledge of the Contributor, the Contributor has complied with all Applicable Laws relating to the payment and withholding of Taxes to the extent relating to the Contributor Properties, and has duly and timely withheld and paid over to the appropriate Taxing authority all amounts required to be so withheld and paid under all Applicable Laws. To the Knowledge of the Contributor, there are no liens for Taxes (other than for taxes not yet due and payable) upon any of the Contributor Properties. To the Knowledge of the Contributor, there has been no issue raised or adjustment proposed (and none is pending) by the IRS or any other Taxing authority in connection with any of such Tax Returns relating to the Contributor Properties, nor has the Contributor received any written notice from the IRS or any such other Taxing authority that any such Tax Return is being audited or may be audited or examined. The Contributor has not agreed to the extension or waiver of any statute of limitations on the assessment or collection of any such Tax or with respect to any such Tax Return. The Contributor is not a “foreign person” within the meaning of Section 1445 (or similar provisions) of the Code. To the Knowledge of the Contributor, no assets comprising the Contributor Properties is an interest in a “partnership” as defined in Section 761 of the Code. To the Knowledge of the Contributor, all income derived from operation of the Contributor Properties constitutes “royalty” or “overriding royalty” income (within the meaning of Section 512(b)(2) of the Code) and is “qualifying

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income” (within the meaning of Section 7704(d) of the Code). To the Knowledge of the Contributor, all of the Contributor Properties have been properly listed and described on the Property Tax rolls of the appropriate Taxing authority. To the Knowledge of the Contributor, the acquisition and purchase of the Contributor Properties will not cause the Partnership to be liable as a successor or transferee by statute, contract or otherwise for any Taxes for which the Contributor is responsible.

Section 3.8 Compliance with Laws. To the Knowledge of the Contributor, the Contributor has complied in all respects with all Applicable Laws relating to the ownership or, to the Knowledge of the Contributor, the operation of the Contributor Properties, except for noncompliance with such Applicable Laws which, individually or in the aggregate, do not and will not have a Material Adverse Effect on the Contributor or the Contributor Properties. The Contributor has not received any written notice from any Governmental Entity, which has not been dismissed or otherwise disposed of, that the Contributor has not so complied. To the Knowledge of the Contributor, the Contributor has not, and the Lessees have not, been charged or threatened with, or under investigation with respect to, any material violation of any Applicable Law relating to any aspect of the ownership or operation of the Contributor Properties.

Section 3.9 Legal Proceedings. Except as disclosed on Schedule 3.9 to the DSD Agreement, there are no Proceedings pending or, to the Knowledge of the Contributor, threatened against or involving (a) the Contributor that could reasonably be expected to affect the Contributor’s ability to consummate the transactions contemplated hereby, or (b) to the Knowledge of the Contributor, the Contributor Properties, the Oil and Gas Leases or the rights of the Contributor with respect to the Contributor Properties. The Contributor is not a party to any judgment, order, writ, injunction, or decree of any Governmental Entity which has had or is reasonably likely to materially affect title to or the value of any of the Contributor Properties. There are no Proceedings pending or, to the Knowledge of the Contributor, threatened against the Contributor or, to the Knowledge of the Contributor, the Contributor Properties (or any Oil and Gas Lease), seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby or which could reasonably be expected to affect the Contributor’s ability to consummate the transactions contemplated hereby.

Section 3.10 Environmental Matters. The Contributor has not received any written notice of any investigation or inquiry regarding the Contributor Properties from any Governmental Entity under any Applicable Environmental Law. To the Knowledge of the Contributor, there are no Environmental Liabilities resulting from any breach of Applicable Environmental Laws pertaining to the use or operation on the Contributor Properties or under the Oil and Gas Leases or otherwise on or prior to the Closing Date that would have a Material Adverse Effect.

Section 3.11 Permits. Except as disclosed on Schedule 3.11 to the DSD Agreement, the Contributor has not received any written notice from any Governmental Entity, and, to the Knowledge of the Contributor, no Proceeding is pending or threatened with respect to any alleged failure by the Lessees to have any Permit the absence of which would have a Material Adverse Effect on the Contributor, the Contributor Properties or the Oil and Gas Leases.

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Section 3.12 Commitments. Other than expenses incurred in connection with this Agreement, the DSD Agreement, the Participation Agreement and the transactions contemplated hereby and thereby, the Contributor has incurred no expenses, and has made no commitments to make expenditures (and the Contributor has not entered into any agreements that would obligate the Partnership to make expenditures), in connection with (and no other obligations or liabilities have been incurred by the Contributor which would adversely affect) the ownership or operation of the Contributor Properties after the Closing Date.

Section 3.13 No Alienation. Except as set forth on Exhibit A to the DSD Agreement and excluding the Excluded Assets, within 120 days of the date hereof, the Contributor has not sold, assigned, conveyed, leased, or transferred or contracted to sell, assign, convey, lease or transfer any right or title to, or interest in, the Contributor Properties.

Section 3.14 Make-Up Rights. The Contributor has not and, to the Knowledge of the Contributor, no other party, has received prepayments (including, but not limited to, payments for gas not taken pursuant to “take-or-pay” or similar arrangements) for any oil or gas produced from the Contributor Properties or related to the Oil and Gas Leases as a result of which the obligation does or may exist to deliver oil or gas produced from the Contributor Properties after the Reference Date without then receiving payment (or without then receiving full payment) therefore or to make repayments in cash.

Section 3.15 Basic Documents. To the Knowledge of the Contributor:

(a) (i) The Contributor is not in breach or default (and no situation exists which with the passing of time or giving of notice would create a breach or default) of its obligations under any Basic Documents, and (ii) no breach or default by any third party (or situation which with the passage of time or giving of notice would create a breach or default) exists under any Basic Documents, to the extent such breach or default (whether by the Contributor or such third party) could reasonably be expected to have a Material Adverse Effect on the Contributor Properties after the Closing Date; and

(b) All payments (including all delay rentals, royalties and shut-in royalties) owing under Basic Documents have been and are being made (timely, and before the same became delinquent) by third parties where the non-payment of same by a third party could materially and adversely affect the ownership, exploration, development, operation, maintenance, value or use of any of the Contributor Properties after the Closing Date.

For the purposes of the representations contained in this Section 3.15 (and without limitation of such representations), the non-payment of an amount, or non-performance of an obligation, where such non-payment, or non-performance, could result in the forfeiture or termination of rights of the Contributor or any Lessee under a Basic Document, shall be considered material.

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Section 3.16 Area of Mutual Interest and Other Agreements; Tax Partnerships. The Contributor has not entered into any agreements regarding an area of mutual interest agreements related to the Contributor Properties or any farm-out or farm-in agreement under which any party thereto is entitled to receive assignments of the Contributor Properties, or any portion thereof, not yet made, or could earn additional assignments after the Closing Date. To the Knowledge of the Contributor, no Contributor Property is subject to (or has related to it) any tax partnership due to an agreement executed by the Contributor.

Section 3.17 Payment of Expenses. To the Knowledge of Contributor, all expenses relating to the ownership or the operation of the Contributor Properties, have been, and are being, paid (timely, and before the same become delinquent), except such expenses and taxes as are disputed in good faith and for which an adequate accounting reserve has been established.

Section 3.18 Oral Contracts. The Contributor has not entered into any oral contract with respect to the Contributor Properties.

Section 3.19 Preferential Rights and Consents to Assign. To the Knowledge of the Contributor, there are no consents to assignment or waivers of preferential rights to purchase that must be obtained from third parties in order for the Contributor to consummate the transactions contemplated by this Agreement without violating or breaching a duty or obligation of the Contributor.

Section 3.20 No Participating Minerals. To the Knowledge of the Contributor, the Contributor Properties do not include any unleased or other mineral interest where the Contributor has agreed to bear a share of drilling, operating or other costs as a participating mineral owner.

Section 3.21 Brokerage Fees. The Contributor has not retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby.

Section 3.22 Investment Intent. The Contributor is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect. The Contributor is acquiring the Contributor Units for its own account for investment and not with a view to, or for sale or other disposition in connection with, any public distribution of all or any part thereof.

Section 3.23 Other.

(a) The Contributor has carefully reviewed this Agreement, the SEC Filings, the Partnership Agreement and other documentation relating to the Partnership and have had such opportunity as deemed necessary by the Contributor and its advisors and affiliates to ask questions of the Partnership and their affiliates, officers and employees to enable the Contributor to make an informed investment decision concerning the receipt of the Contributor Units pursuant to the transactions contemplated by this Agreement, the operation of the Partnership, and the investment risks associated with the Contributor’s investment in the Partnership.

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(b) The Contributor, by entering into this Agreement, (i) requests admission as a limited partner of the Partnership and agrees to comply with, and be bound by, and hereby executes, the Partnership Agreement, (ii) represents and warrants that the Contributor has all right, power and authority and the capacity necessary to enter into the Partnership Agreement, (iii) appoints the general partner of the Partnership and, if a liquidator shall be appointed, the liquidator of the Partnership as the Contributor’s attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto necessary or appropriate for the Contributor’s admission as a limited partner and as a party to the Partnership Agreement, (iv) gives the power of attorney provided for in the Partnership Agreement and (v) makes the waivers and gives the consents and approvals contained in the Partnership Agreement.

Section 3.24 [Intentionally Omitted].

ARTICLE 4

ADDITIONAL AGREEMENTS

Section 4.1 Confidentiality. From and after the Closing, the Contributor shall, and shall cause its Affiliates to, hold, and shall use its Reasonable Best Efforts to cause its or their respective directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person (“Representatives”) to hold, in confidence any and all confidential or proprietary information, whether written or oral, concerning the Partnership or the Contributor Properties (“Confidential Information”), except to the extent that the Contributor can show that such information (a) was, is, or becomes generally available to and known by the public through no fault of the Contributor, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by the Contributor, any of its Affiliates or their respective Representatives from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Contributor or any of its Affiliates or their respective Representatives are compelled to disclose any Confidential Information by judicial or administrative process or by other requirements of Applicable Law, the Contributor shall, to the extent legally permissible, promptly notify the Partnership in writing and shall disclose only that portion of such Confidential Information that the Contributor is advised by its counsel is legally required to be disclosed, provided that the Contributor shall use Reasonable Best Efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 4.2 Public Announcements. The Partnership may from time-to-time make such press releases or otherwise make public statements with respect to this Agreement of the transactions contemplated hereby as the Partnership deems appropriate, in its sole discretion. The Contributor shall not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Partnership.

Section 4.3 [Intentionally Omitted].

Section 4.4 Fees and Expenses. All fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fee or expense, whether or not the Closing shall have occurred.

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Section 4.5 Tax Disclosure. Except as reasonably necessary to comply with applicable securities laws and notwithstanding anything in this Agreement to the contrary or in any other agreement to which the Partnership or the Contributor is bound, the parties hereto (and each employee, representative, or other agent of any of the parties) are expressly authorized to disclose to any and all persons, without limitation of any kind, the U.S. federal income “tax treatment” and “tax structure” (as those terms are defined in Sections 1.6011-4(c)(8) and (9) of the Treasury Regulations, respectively) of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such parties relating to such “tax treatment” and “tax structure” of the transactions contemplated by this Agreement. For these purposes, “tax structure” is limited to facts relevant to the U.S. federal income tax treatment of the transaction described herein.

Section 4.6 Post-Closing Assurances. After the Closing, the Contributor and the Partnership shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereunto.

Section 4.7 NASDAQ Listing. The Partnership shall use its Reasonable Best Efforts to cause the Contributor Units to be approved for listing on the NASDAQ Global Select Market.

Section 4.8 Transfer Requests. The Partnership agrees to use its Reasonable Best Efforts to promptly process, and to cause the Exchange Agent to promptly process, all sale or other transfer requests relating to the Contributor Units that are exempt from the registration requirements of the Securities Act.

Section 4.9 Registration Rights. Notwithstanding anything to the contrary, if the SEC determines that the Contributor Units have not been offered and sold without restriction under the registration provisions of the Securities Act, as soon as practicable after such determination, the Partnership shall file a registration statement on Form S-3, if the Partnership is so eligible, or on Form S-1, if the Partnership is not eligible to use Form S-3, registering the offering and sale of all of the Contributor Units still owned by the Contributor at such time (the “Contributor Unit Registration Statement”). The Partnership may delay such filing to the extent it would cause a violation of the Securities Act or the Exchange Act; provided the Partnership shall use its Reasonable Best Efforts to resolve the violation of the Securities Act or the Exchange Act causing such delay. The Contributor Unit Registration Statement shall remain effective until all the Contributor Units, other than those owned by Affiliates, may be sold pursuant to Rule 144 promulgated under the Securities Act, subject only to the current public information requirement. The Partnership will comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the Contributor Unit Registration Statement and the disposition of the Contributor Units covered by the Contributor Unit Registration Statement. To the extent sales of Contributor Units are not permitted under the Contributor Unit Registration Statement due to (i) the need for a post-effective amendment, (ii) the issuance of a stop order, (iii) the need to update the Contributor Unit Registration Statement or (iv) other restriction, the Partnership

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shall immediately alert the Contributor of such restriction and shall use its Reasonable Best Efforts to allow Contributor Units to be permitted to be sold pursuant to the Contributor Unit Registration Statement as soon as practicable. All expenses related to filing the Contributor Unit Registration Statement shall be borne by the Partnership. In addition to Article 6, the Partnership shall indemnify and hold harmless the Contributor’s Indemnified Parties from and against all Losses based upon, arising out of or resulting from any untrue statement or alleged untrue statement of material fact contained in the Contributor Unit Registration Statement, preliminary prospectus, final prospectus or issuer free writing prospectus under which any Contributor Units were registered or sold by the Contributor or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading so long as such Loss did not arise out of, is not based upon or did not result from any untrue statement or alleged untrue statement or omission or alleged omission so made in the Contributor Unit Registration Statement, preliminary prospectus, final prospectus or issuer free writing prospectus in reliance upon or in conformity with written information furnished to the Partnership by the Contributor for use in the preparation thereof. The Contributor agrees to indemnify and hold harmless the Partnership Indemnified Parties to the same extent as the foregoing indemnify from the Partnership to the Contributor, but only with respect to information regarding the Contributor furnished in writing by the Contributor for use in the preparation of the Contributor Unit Registration Statement, preliminary prospectus, final prospectus or issuer free writing prospectus, and any indemnification will be limited to the amount of net proceeds received from the sale of the Contributor Units by the Contributor under the Contributor Unit Registration Statement.

ARTICLE 5

PRODUCTION, PROCEEDS AND TAX MATTERS

Section 5.1 Division of Ownership. After the Closing, all Production from the Contributor Properties, together with (a) the proceeds of such Production and any other amounts attributable to the Contributor Properties and (b) any other proceeds received by the Contributor attributable to the Contributor Properties, from whatever source, including, without limitation, any bonuses, delay rentals, royalty payments, overriding royalty payments and shut-in royalty payments, other than Production attributable to periods prior to the Reference Date and for which the Contributor has received payment prior to the Reference Date (collectively herein called the “Partnership-Entitled Production and Proceeds”), shall be owned by the Partnership, and should the Contributor receive payment for any such Partnership-Entitled Production and Proceeds, the Contributor shall within five (5) Business Days after the end of each calendar month during which any such payments are received, either endorse and deliver to the Partnership any checks received by the Contributor attributable to such Partnership-Entitled Production and Proceeds or transfer any cash proceeds by wire transfer to an account designated by the Partnership.

Section 5.2 [Intentionally Omitted].

Section 5.3 [Intentionally Omitted].

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Section 5.4 Taxes.

(a) Tax Related Indemnity Payments. The Contributor shall timely pay all Excluded Taxes and shall indemnify and hold the Partnership harmless from all Excluded Taxes.

(b) [Intentionally Omitted].

(c) [Intentionally Omitted].

(d) Tax Returns. The Contributor shall be responsible for the preparation and timely filing of any Tax Returns with respect to Taxes required to be filed before the Closing Date. The Partnership shall be responsible for the preparation and timely filing of any Tax Returns with respect to Taxes required to be filed on or after the Closing Date.

(e) Tax Refunds. All refunds or credits for Taxes for any Excluded Tax and for any Transfer Tax shall be for the sole benefit of the Contributor; provided, however, that to the extent the Partnership incurs an Excluded Tax or Transfer Tax and is not indemnified for such Excluded Tax or Transfer Tax, refunds or credits of such Excluded Tax or Transfer Tax shall be for the sole benefit of the Partnership. To the extent that the Partnership receives a refund or credit that is for the benefit of the Contributor, the Partnership shall promptly pay such refund or the value of the credit (net of all out of pocket expenses and costs and Taxes incurred in obtaining such refund) to the Contributor. All refunds or credits for Taxes relating to the Contributor Properties for a Tax period (or portion of a Tax period) beginning on or after the day immediately following the Closing Date that are not Excluded Taxes shall be for the sole benefit of the Partnership. To the extent that the Contributor receives a refund or credit for a Tax that is for the benefit of the Partnership, the Contributor shall promptly pay such refund or the value of the credit (net of all reasonable out of pocket expenses and costs and Taxes incurred in obtaining such refund) to the Partnership.

Section 5.5 [Intentionally Omitted].

ARTICLE 6

INDEMNIFICATION

Section 6.1 Survival of Representations, Warranties, Covenants and Agreements. All of the representations and warranties of the Partnership in ARTICLE 2 and the Contributor in Section 1.6 and ARTICLE 3 shall survive the Closing and continue in full force and effect through and including the date that is eighteen months immediately following the Closing; provided, that the representations and warranties in (a) Section 2.1 (Organization and Existence), Section 2.2 (Governing Documents), Section 2.4 (Authority Relative to this Agreement), Section 2.5 (Noncontravention), Section 2.6 (Government Approvals), Section 2.11 (Brokerage Fee), Section 3.1 (Organization and Existence), Section 3.2 (Authority Relative to this Agreement), Section 3.3 (Noncontravention), Section 3.4 (Governmental Approvals) and Section 3.21 (Brokerage Fees) shall survive indefinitely, and (b) Section 3.7 (Tax Matters) shall survive for

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the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All other covenants and agreements contained in this Agreement shall survive the Closing until fully performed. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 6.2 Indemnification.

(a) Subject to Section 6.1, the Contributor hereby agrees to indemnify, defend and hold the Partnership and its Affiliates and their respective directors, managers, officers, employees, stockholders, unitholders, members, partners, agents, attorneys, representatives, successors and assigns (collectively, the “Partnership Indemnified Parties”) harmless from and against, and pay to the applicable Partnership Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (including incidental and consequential damages), interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including reasonable costs of investigation and defense and reasonable attorneys’ and other professionals’ fees and the cost of enforcing any right to indemnification hereunder), or any diminution in value, whether or not involving a third party claim (individually, a “Loss” and, collectively, “Losses”):

(i) based upon, attributable to or resulting from the failure of any of the representations or warranties made by the Contributor in the Transaction Documents to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date; and

(ii) based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Contributor under any Transaction Document.

The aggregate amount of all Losses for which the Contributor shall be liable pursuant to this Section 6.2(a) shall not exceed the amount equal to the Participation Percentage multiplied by the Total Consideration Value (as defined in the DSD Agreement and adjusted therein). The Partnership hereby acknowledges and agrees that the Contributor shall not be liable for any Losses pursuant to this Section 6.2(a) if such Loss or Losses (x) is or are related to the Contributor Properties or the Oil and Gas Leases prior to the acquisition of the Contributor Properties by the Contributor, or (y) was caused, directly or indirectly, by any breach, action or inaction of DSD under the DSD Agreement or otherwise (collectively, the “Excluded Losses”), provided that the Contributor hereby assigns to the Partnership all of its rights based on, attributable to or resulting from the Excluded Losses.

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(b) Subject to Section 6.1, the Partnership hereby agrees to indemnify, defend and hold the Contributor and its Affiliates and their respective stockholders, unitholders, directors, managers, employees, members, partners, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Contributor’s Indemnified Parties”) harmless from and against, and pay to the applicable the Contributor’s Indemnified Parties the amount of, any and all Losses:

(i) based upon, attributable to or resulting from the failure of any of the representations or warranties made by the Partnership in any Transaction Document to be true and correct in all respects at the date hereof and as of the Closing Date;

(ii) based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Partnership under any Transaction Document;

(iii) based upon, attributable to or resulting from the matters set forth on Schedule 6.2(b)(iii); and

(iv) relating to the Contributor Properties, arising from or relating to the ownership or actions or inactions of the Partnership after the Reference Date.

The aggregate amount of all Losses for which the Partnership shall be liable pursuant to this Section 6.2(b) shall not exceed the amount equal to the Participation Percentage multiplied by the Total Consideration Value (as defined in the DSD Agreement and adjusted therein).

(c) The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in the Transaction Documents shall not be affected by any investigation conducted at any time, or any Knowledge acquired (or capable of being acquired) at any time with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements. The remedy of indemnification set forth in this ARTICLE 6 shall be in addition to any other remedies that any indemnified party may have under Applicable Laws (whether asserted in a proceeding at law or in equity).

Section 6.3 Indemnification Procedures.

(a) A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought; provided that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this ARTICLE 6.

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(b) If any indemnified party receives notice of the assertion or commencement of any action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third Party Claim”) against such indemnified party with respect to which the indemnifying party is obligated to provide indemnification under this Agreement, the indemnified party shall give the indemnifying party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the indemnifying party of its indemnification obligations, except and only to the extent that the indemnifying party forfeits rights or defenses by reason of such failure. The indemnifying party shall have the right to participate in, or by giving written notice to the indemnified party, to assume the defense of any Third Party Claim at the indemnifying party’s expense and by the indemnifying party’s own counsel, and the indemnified party shall cooperate in good faith in such defense; provided, that if the indemnifying party is the Contributor, such indemnifying party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the indemnified party. In the event that the indemnifying party assumes the defense of any Third Party Claim, subject to Section 6.3(c), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the indemnified party. The indemnified party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the indemnifying party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the indemnified party, provided, that if in the reasonable opinion of counsel to the indemnified party, (A) there are legal defenses available to an indemnified party that are different from or additional to those available to the indemnifying party; or (B) there exists a conflict of interest between the indemnifying party and the indemnified party that cannot be waived, the indemnifying party shall be liable for the reasonable fees and expenses of counsel to the indemnified party in each jurisdiction for which the indemnified party determines counsel is required. If the indemnifying party elects not to compromise or defend such Third Party Claim, fails to promptly notify the indemnified party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the indemnified party may, subject to Section 6.3(c), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.

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(c) Notwithstanding any other provision of this Agreement, the indemnifying party shall not enter into settlement of any Third Party Claim without the prior written consent of the indemnified party, except as provided in this Section 6.3(c). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the indemnified party and provides, in customary form, for the unconditional release of each indemnified party from all liabilities and obligations in connection with such Third Party Claim and the indemnifying party desires to accept and agree to such offer, the indemnifying party shall give written notice to that effect to the indemnified party. If the indemnified party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the indemnified party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the indemnifying party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the indemnified party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the indemnifying party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the indemnified party has assumed the defense pursuant to Section 6.3(b), it shall not agree to any settlement without the written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed).

ARTICLE 7

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, demands and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (c) sent by prepaid overnight courier service or (d) sent by telecopy or facsimile transmission, answer back requested, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

(i) If to the Contributor:

Leslie A. Moriyama

12142 Lazio Lane

Frisco, Texas 75035

Fax:

(ii) If to the Partnership:

Dorchester Minerals, L.P.

3838 Oak Lawn Avenue, Suite 300

Dallas, Texas 75219

Attention: William Casey McManemin

Fax: 214.559.0933

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with a copy to (which shall not constitute notice):

Thompson & Knight LLP

One Arts Plaza

1722 Routh Street, Suite 1500

Dallas, Texas 75201

Attention: Joe Dannenmaier

Fax: 214.880.3135

Such notices, requests, demands and other communications shall be effective (x) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (y) if mailed, the date of delivery as shown by the return receipt therefor or (z) if sent by telecopy or facsimile transmission, when the answer back is received.

Section 7.2 Entire Agreement. This Agreement, together with the other Transaction Documents and other writings referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 7.3 Binding Effect; Assignment; Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (by operation of law or otherwise) without the prior written consent of the other parties. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

Section 7.5 Governing Law; Consent to Jurisdiction.

(a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas. Each of the parties submits to the jurisdiction of any state or federal court sitting in the State of Texas, County of Dallas, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Texas, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to maintenance of any action or proceeding so brought.

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(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF TEXAS IN EACH CASE LOCATED IN THE CITY OF DALLAS, TEXAS AND COUNTY OF DALLAS, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.5(C).

Section 7.6 Limitation on Damages. NOTWITHSTANDING ANY OTHER PROVISION CONTAINED ELSEWHERE IN THIS AGREEMENT TO THE CONTRARY, EXCEPT IN CONNECTION WITH ANY LOSSES INCURRED BY THIRD PARTIES FOR WHICH INDEMNIFICATION IS SOUGHT UNDER THE TERMS OF THIS AGREEMENT, THE PARTIES ACKNOWLEDGE THAT THIS

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AGREEMENT DOES NOT AUTHORIZE ONE PARTY TO SUE FOR OR COLLECT FROM THE OTHER PARTY CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES WERE REASONABLY FORESEEABLE AND REGARDLESS OF WHETHER ANY SPECIAL CIRCUMSTANCES GIVING RISE TO SUCH DAMAGES WERE DISCLOSED TO THE OTHER PARTY IN ADVANCE, AND, EXCEPT AS OTHERWISE PROVIDED IN THIS SENTENCE, THE CONTRIBUTOR AND THE PARTNERSHIP, FOR THEMSELVES AND ON BEHALF OF THEIR AFFILIATES, RESPECTIVELY, HEREBY EXPRESSLY WAIVES ANY RIGHT TO SUCH DAMAGES IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT, REGARDLESS OF FAULT.

Section 7.7 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement and shall not affect in any manner the meaning or interpretation of this Agreement.

Section 7.8 Gender. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

Section 7.9 References. All references in this Agreement to Articles, Sections and other subdivisions refer to the Articles, Sections and other subdivisions of this Agreement unless expressly provided otherwise. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words “include,” “includes” and “including” are used in this Agreement, such words shall be deemed to be followed by the words “without limitation.” Each reference herein to a schedule or exhibit refers to the item identified separately in writing by the parties hereto as the described schedule or exhibit to this Agreement. All schedules and exhibits are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

Section 7.10 Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

Section 7.11 Injunctive Relief. The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to seek specific performance of the provisions of this Agreement.

Section 7.12 Amendment. Any provision of this Agreement may be amended, to the extent permitted by law, if, and only if, such amendment is in writing and signed by the parties hereto.

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Section 7.13 Waiver. Any of the parties to this Agreement may (a) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (b) waive compliance by the other parties with any of the other’s agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

ARTICLE 8

DEFINITIONS

Section 8.1 Certain Defined Terms. As used in this Agreement, each of the following terms has the meaning given it below:

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such person.

“Applicable Environmental Law” shall mean all Applicable Laws pertaining to the protection of the environment (e.g., prevention of pollution and remediation of contamination) and human health and safety, including, without limitation, the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Clean Water Act, 33 U.S.C. § 1251 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2702 et seq.; the Marine Protection, Research, and Sanctuaries Act, 33 U.S.C. § 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; the Noise Control Act, 42. U.S.C. § 4901 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; and the Nuclear Waste Policy Act of 1982, 42 U.S.C. § 10101 et seq.; and all analogous applicable state and local Applicable Laws, including, without limitation, Tex. Nat. Res. Code, Title 3 (Oil and Gas) and 16 Tex. Admin. Code. pt. 1 (Railroad Commission of Texas).

“Applicable Law” shall mean any federal, state, local, or municipal statute, law, common law, constitution, ordinance, rule or regulation or any judgment, order, writ, injunction or decree of any Governmental Entity, or any treaty or other legally enforceable directive or requirement, to which a specified person or property is subject.

“Basic Documents” shall mean (a) all Oil and Gas Leases, and (b) all contracts and agreements that are reasonably necessary to own, explore, develop, operate, maintain or use the Contributor Properties in the manner in which they are currently being owned, explored,

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developed, operated, maintained or used and in accordance with the prudent practices of the oil and gas industry; provided however that “Basic Documents” shall not include that portion of contracts or agreements which relate to the ownership and operation of the surface of the Contributor Properties.

“Business Day” shall mean a day on which banks are open for the transaction of business in Dallas, Texas.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contributor Unit Registration Statement” shall have the meaning set forth in Section 4.9.

“Disposal” shall mean disposal as defined under RCRA § 103(3), 42 U.S.C. § 6903(3).

“Encumbrances” shall mean liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), easements and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Taxes” means (a) all Taxes of, or imposed on, the Contributor that are unrelated to the Contributor Properties; and (b) any Liability of the Partnership for any Taxes referred to in clause (a) whether imposed directly, as a transferee or successor, pursuant to joint and/or several liability, pursuant to a Contract, by an obligation to withhold or otherwise.

“Governmental Entity” shall mean any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental, or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign).

“Hazardous Materials” shall mean any (i) chemical, constituents, material, pollutant, contaminant, substance or waste that is regulated by any Governmental Entity or may form the basis of liability under any Applicable Environmental Law; (ii) asbestos containing material, lead-based paint, polychlorinated biphenyls, or radon; and (iii) petroleum, Oil and Gas, or petroleum products.

“IRS” shall mean the Internal Revenue Service of the United States.

“Knowledge” shall be deemed to exist (a) if the Contributor is an individual, if such individual is actually aware of the fact or other matter in question, or (b) if the Contributor is an entity, if any individual who is serving as an officer of such entity (or in any similar capacity) is actually aware of the fact or other matter in question.

“Lessee” shall mean any lessee under any Oil and Gas Lease.

25	CONFIDENTIAL

“Material Adverse Effect” shall mean with respect to any adverse change or adverse condition that has had, or could reasonably be expected to have, a material adverse effect on the ability of the Partnership to consummate the transactions contemplated hereby; provided that any prospective change or changes in the conditions listed above or relating to or resulting from (a) the transactions contemplated by this Agreement (or the announcement of such transactions), (b) any change or changes in the prices of oil, gas, natural gas liquids or other hydrocarbon products or (c) general economic conditions or local, regional, national or international oil and gas industry conditions, shall not be deemed to constitute a Material Adverse Effect.

“Oil and Gas Lease” shall mean an oil and gas lease relating to the Contributor Properties and the real and personal property related thereto.

“Other Minerals” shall mean sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium and all other minerals, ores or substances of value whether or not generally produced from a wellbore in conjunction with the production of oil and gas.

“Partnership Agreement” shall mean the Amended and Restated Partnership Agreement of the Partnership, as currently in effect.

“Person” (whether or not capitalized) shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization or Governmental Entity.

“Proceedings” shall mean all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.

“Property Tax” shall mean any ad valorem, property (real, personal or mixed) or similar tax.

“Reasonable Best Efforts” shall mean a party’s best efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

“Reference Date” shall mean April 1, 2017.

“Release” shall mean release as defined under CERCLA § 101(22), 42 U.S.C. § 9601(22).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Tax” shall mean (a) any and all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Entity, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, real or personal property, excise, severance, windfall profits, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest, whether disputed

26	CONFIDENTIAL

or otherwise, and (b) any liability of the Contributor for the payment of any amounts of the type described in clause (a) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person as a successor, transferee, by contract, or otherwise..

“Tax Return” shall mean any report, return, election, document, estimated tax filing, declaration, claim for refund, extensions, information returns, or other filing with respect to any Taxes provided to any Governmental Entity including any schedules or attachments thereto and any amendment thereof.

“Total Consideration Value” shall mean Twenty-Five Million U.S. Dollars ($25,000,000), subject to adjustment pursuant to the DSD Agreement.

“Transaction Documents” shall mean this Agreement, the Participation Agreement and any document, agreement, instrument or certificate delivered pursuant hereto.

“Transfer Tax” means all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated under this Agreement.

“Treasury Regulations” shall mean the regulations promulgated by the United States Treasury Department under the Code.

“Unit” shall mean, collectively, a drilling, spacing, proration, production or enhanced recovery unit formed pursuant to a voluntary unitization, communitization or pooling agreement, or a drilling, spacing, proration, production or enhanced recovery unit formed under or pursuant to law, rule or regulation or other action of a regulatory body having jurisdiction.

Section 8.2 Certain Additional Defined Terms. In addition to such terms as are defined in Section 8.1, the following terms are used in this Agreement as defined in the Sections set forth opposite such terms:

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Defined Term	Section Reference
Agreement	Introduction
Closing	Section 1.2
Closing Date	Section 1.2
Common Units	Recitals
Confidential Information	Section 4.1
Contributor	Introduction
Contributor’s Indemnified Parties	Section 6.2(b)
Contributor Properties	Recitals
Contributor Units	Section 1.3(a)
DSD Agreement	Recitals
Effective Time	Section 1.2
Exchange Agent	Section 1.3(a)
Excluded Losses	Section 6.2(a)
Loss	Section 6.2(a)
Participants	Recitals
Participation Agreement	Recitals
Participation Percentage	Recitals
Partnership	Introduction
Partnership Audited Financial Statements	Section 2.7
Partnership-Entitled Production and Proceeds	Section 5.1
Partnership Financial Statements	Section 2.7
Partnership GP	Section 2.3(a)
Partnership Indemnified Parties	Section 6.2(a)
Partnership Latest Balance Sheet	Section 2.7
Partnership Unaudited Financial Statements	Section 2.7
Properties	Section 1.1
Registration Statement	Section 2.14
Representatives	Section 4.1
SEC	Section 2.13
SEC Filings	Section 2.13
Tax Treatment	Section 1.7
Third Party Claim	Section 6.3(b)
Transfer	Section 1.1

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its representative thereunto duly authorized, as of the Effective Time.

THE PARTNERSHIP:

DORCHESTER MINERALS, L.P.

By:	Dorchester Minerals Management LP,
its general partner

	By:	Dorchester Minerals Management GP LLC,
its general partner

		By:	/s/ William Casey McManemin
William Casey McManemin,
Chief Executive Officer and Manager

SIGNATURE PAGE TO

CONTRIBUTION AND EXCHANGE AGREEMENT

THE CONTRIBUTOR:

/s/ Leslie A. Moriyama
LESLIE A. MORIYAMA

SIGNATURE PAGE TO

CONTRIBUTION AND EXCHANGE AGREEMENT